KPMG LLP

Suite 900 – 777 Dunsmuir Street	Telephone 604-691-3000
PO Box 10426 Pacific Centre	Telefax 604-691-3031
Vancouver BC V7Y 1K3	www.kpmg.ca
Canada

Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Viscount Systems Inc.

We consent to the use of our report dated February 8, 2002, with respect to the consolidated balance sheet of Viscount Systems Inc. as of December 31, 2001, and the related consolidated statements of stockholders’ equity, operations and cash flows for the year then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

December 18, 2003

KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.